Exhibit 10.25

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO SECURITY MATTERS LTD. IF PUBLICLY DISCLOSED.

SECURITY MATTERS LTD.

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TRIFECTA INDUSTRIES INC.

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NEWCO

SHAREHOLDERS AGREEMENT

April 30, 2019

TABLE OF CONTENTS

Article 1	INTERPRETATION	5

1.1	Defined Terms	5
1.2	Rules of Construction	17
1.3	Currency	18
1.4	Schedules	18
1.5	Additional Shares	18
1.6	Company to Be Bound	18

Article 2	NATURE AND SCOPE OF AGREEMENT	19

2.1	Purpose and Goal of Company	19
2.2	Purposes of Agreement	19
2.3	No Partnership or Agency; Ability to Pursue Business Interests	19
2.4	Priority of Agreements	19
2.5	Liability Several	19
2.6	Implied Covenants	19
2.7	Parties’ Undertaking	20

Article 3	REPRESENTATIONS AND WARRANTIES; CONDITIONS	20

3.1	Representations and Warranties of Security Matters	20
3.2	Representations and Warranties of Trifecta	22
3.3	Survival	23

Article 4	CONTRIBUTIONS AND EXPENSES	23

4.1	Contribution by Security Matters	23
4.2	Contribution by Trifecta	24

Article 5	CORPORATE MATTERS	26

5.1	Board	26
5.2	Meetings of the Board	27
5.3	Powers and Functions of the Board	28
5.4	Matters Requiring Approval	28
5.5	Deadlock	30
5.6	Shareholder Approval	31
5.7	Agreement to Take Corporate Actions	31

Article 6	MANAGEMENT OF OPERATIONS	32

6.1	Designation of President and Management	32
6.2	Specified Obligations of the President	32
6.3	Reporting Requirements	33
6.4	Inspection and Access	33
6.5	Performance by President of Approved Operating Plans	33

Article 7	OPERATING PLANS; FUNDING	34

7.1	Working Capital	34
7.2	Operating, Development and Research and Development Plans	35

Article 8	DEFAULTS AND REMEDIES	37

8.1	Defaults	37
8.2	No Penalty	38

Article 9	DISTRIBUTIONS	38

9.1	Payment of Distributions	38

Article 10	TRANSFERS; PREMPTIVE RIGHTS	39

10.1	Restrictions on Transfer	39
10.2	Transfers to Affiliates	40
10.3	Pre-emptive Rights	40

Article 11	CONFIDENTIALITY	41

11.1	Confidentiality	41
11.2	Compelled Disclosure	42
11.3	Acknowledgments	43

Article 12	CONDITIONS PRECEDENT, TERM AND TERMINATION	43

12.1	Conditions Precedent	43
12.2	Term and Termination	43

Article 13	GOVERNING LAW; DISPUTES	45

13.1	Governing Law	45
13.2	Disputes	45
13.3	Amicable Resolution of Disputes	45
13.4	Resolution by Arbitration	46
13.5	Restrictions	48

Article 14	INDEMNITIES	48

14.1	Indemnity by Security Matters	48
14.2	Indemnity by Trifecta	48
14.3	Claim Notice	49
14.4	Time Limits for Claim Notice	49
14.5	Agency for Non-Parties	50
14.6	Direct Claims	50
14.7	Third Party Claims	50

Article 15	GENERAL PROVISIONS	51

15.1	Notices	51
15.2	Notice of Claims	52
15.3	Force Majeure	52
15.4	Assignment, Successors, etc.	53
15.5	Entire Agreement	53
15.6	Further Assurances	53
15.7	Amendment and Waivers	53
15.8	Severability	54
15.9	References	54
15.10	Time of Essence	54
15.11	Currency	54
15.12	Remedies; Specific Performance	54
15.13	No Contra Proferentem	55
15.14	Counterparts	55
15.15	Announcements	55

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT made as of this _____________ day of ________, 2019 (the “Execution Date”)

AMONG:

SECURITY MATTERS LTD., a corporation existing under the laws of Israel (“Security Matters”)

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TRIFECTA INDUSTRIES LTD., a corporation existing under the laws of the Province of British Columbia (“Trifecta”)

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NEWCO a corporation to be incorporated under the laws of the State of Delaware (the “Company”).

WHEREAS the Company is to be formed under the laws of the State of Delaware to be equally held by Trifecta and Security Matters (or a company appointed by Security Matters and/or Trifecta, respectively);

AND WHEREAS Security Matters and Trifecta wish to enter into this Agreement to govern the business and affairs of the Company;

AND WHEREAS concurrent with the entering into of this Agreement, Security Matters, Trifecta and/or the Company will enter into the Transaction Documents (as hereinafter defined), as applicable;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT for good and valuable consideration (the receipt and sufficiency of which are hereby conclusively acknowledged), the parties hereby agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Defined Terms

In this Agreement, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have the corresponding meanings:

(a)	“Additional Working Capital” has the meaning set out in Section 7.1(b);

(b)

“Affiliate” of a Person means a Person which, directly or indirectly, is Controlled by such Person, or directly or indirectly Controls such Person or is directly or indirectly Controlled by a Person which also, directly or indirectly, Controls such Person;

(c)	“Agreement” means this shareholders agreement, as it may be amended or supplemented from time to time in accordance with the terms hereof;

(d)

“Applicable Law” means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation or by-law (zoning or otherwise); (b) any judgement, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory instrument, policy, practice, protocol, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval, in each case, of any Governmental Authority and having the force of law, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of such Person;

(e)	“Approved Development Plan” mean any Development Plan that is approved by the Board including the initial Development Plan of the Company as set forth in Schedule A;

(f)	“Approved Operating Plan” means any Operating Plan that is approved by the Board including the initial Operating Plan of the Company as set forth in Schedule B;

(g)	“Approved R&D Plan” means any R&D Plan that is approved by the Board including the initial R&D Plan of the Company as set forth in Schedule C;

(h)	Arbitrator Appointment Deadline” has the meaning set out in Section 13.4(b)(i);

(i)	“Arbitrator” has the meaning set out in Section 13.4(b);

(j)

“Available Cash” means cash generated from operations of the Company, cash available from lenders, cash previously provided to the Company by any Shareholder (including without limitation, in the form of a Shareholder Contribution pursuant to a previous Approved Operating Plan or a Shareholder Contribution pursuant to a current Approved Operating Plan), and cash available from other sources (excluding any cash allocated to contingencies and reserves established by the Board) which, as determined by the President can be prudently used for the payment of expenses without adversely affecting to a material extent ongoing Operations (including contingencies and reserves established by the Board) or the satisfaction of Applicable Law;

(k)	“Bankruptcy Proceeding” means, in respect of any Person:

(i)	the filing by the Person of a petition or similar originating process for bankruptcy, reorganization or protection under Applicable Law;

(ii)

the commencement against the Person, with or without its consent or approval, of any proceeding, seeking its bankruptcy, liquidation or reorganization, the appointment of a receiver of its assets, or comparable relief, that in each case, is not stayed or dismissed within 30 days;

(iii)	the entry by a court of competent jurisdiction of a final and unappealable order granting the Person relief of the type described in clause (i) or (ii) above;

(iv)	the admission in writing by the Person of its inability to pay its debts generally as they become due; or

(v)	the making by the Person of a general assignment for the benefit of its creditors;

(l)	“Board” means the board of directors of the Company;

(m)	“Budget” means the annual operating and capital budget of the Company once approved by the Board;

(n)

“Business Day” means any day other than a Saturday or Sunday or any other day which shall be a statutory or civic holiday or day on which banking institutions are closed in the City of New York, New York, Tel Aviv, Israel or Vancouver, British Columbia;

(o)

“Change of Control” means the occurrence of any change in the Control of a Person. For greater certainty, a change in either the equity ownership or the voting control of a Person which results in a decrease in the beneficial ownership of or control over the equity value or voting rights or interests, respectively, of that Person from more than 50% to 50% or less of the outstanding equity values or voting rights or interests, respectively, as well as obtaining the right to appoint a majority of a Person’s directors or equivalent shall be considered a Change of Control;

(p)	“Claim Notice” has the meaning set out in Section 14.3;

(q)	“Commercial Milestones” has the meaning set out in Section 7.2(c);

(r)

“Company Assets” means all real and personal property owned by or on behalf of the Company, including all intangibles, contracts, plans, drawings, intellectual property, specifications, trade-names, and all monies and other real or personal property of the Company;

(s)

“Company Confidential Information” means (i) all information and material of the Company, the Company’s affiliates, and/or their respective licensors, in oral, written, graphic, electronic or any other form or medium, that has or shall come into Security Matters’ or Trifecta’s possession or knowledge in connection with or as a result of such party’s respective ownership interest in the Company, including information and material concerning the past, present or future customers, suppliers, technology, or business of the Company; (ii) any analyses, compilations, studies or other Documents prepared containing, incorporating or reflecting any Company Confidential Information. For the purposes of this definition, “information” and “material” includes Know-How, data, patents, copyrights, trade secrets, processes, business rules, tools, business processes, techniques, programs, designs, formulae, marketing, advertising, financial, commercial, sales or programming materials, equipment configurations, system access codes and passwords, written materials, compositions, drawings, diagrams, computer programs, studies, works in progress, visual demonstrations, ideas, concepts, and other data. Notwithstanding the foregoing, with respect to Security Matters or Trifecta, “Company Confidential Information” does not include information or material:

(i)	that is or becomes publicly available other than as a result of disclosure by such Party in violation of its obligations under this Agreement;

(ii)

that is already in such Party’s possession at the time of disclosure, provided that the source of such information was not known to such Party to be subject to a duty of confidentiality in respect of such information;

(iii)

that such Party independently develops without any use of or reference to the Company Confidential Information and which such independent development can be established by evidence that would be acceptable to a court of competent jurisdiction; or

(iv)	that such Party receives in good faith from a source (other than Company) which is not known by such Party to have made the disclosure in violation of any confidentiality obligations;

(t)	“Completion Date” has the meaning set out in Section 12.1(c);

(u)	“Conditions Precedent” has the meaning set out in Section 12.1;

(v)

“Confidential Documents” means any embodiment, in written, graphic, audio, video, electronic, or any other form or medium, which contains any Confidential Information, including any and all copies, papers, reproductions, slides and microfilms and any electronic media such as disks, tapes, other magnetic media, computer software and computer storage systems and, where this agreement calls for Confidential Documents to be destroyed, in the case of electronic media that can be permanently erased, such obligation means that such Confidential Documents shall be permanently erased.

(w)	“Confidential Information” means, collectively, the Company Confidential Information, Security Matters Confidential Information and Trifecta Confidential Information;

(x)

“Control” means when applied to the relationship between a Person and a corporation, the beneficial ownership by such Person at the relevant time of shares of such corporation: (A) carrying more than 50% of the voting rights ordinarily exercisable at meetings of shareholders of such corporation, or (B) representing more than 50% of the equity value of the corporation, or (C) the right to appoint a majority of the board (or equivalent) of a Person.

(y)

“Damages” means any and all loss, liability, obligation, damage, cost, expense, charge, fine, penalty or assessment, suffered, incurred, sustained or required to be paid by the Person seeking indemnification, (including lawyers’, experts’ and consultants’ fees and expenses but specifically excluding incidental, consequential, special, or punitive damages) damages, including the costs and expenses of any action, suit, proceeding, investigation, inquiry, arbitration award, grievance, demand, assessment, judgment, settlement or compromise relating thereto;

(z)

“Deadlock” means the Parties are unable to reach a decision with respect to a Vote of the following items: approval of deviation from the budget by more than 10%, approval of an Operating Plan, approval of a Development Plan or approval of an R&D Plan or any other issue which impairs the Company’s ability to act or operate without severe and unrepairable damage to it and that cannot be resolved by the Board within ten Business Days;

(aa)	“Default” has the meaning set out in Section 8.1;

(bb)	“Defaulting Shareholder” has the meaning set out in Section 8.1;

(cc)	“Development Milestones” has the meaning set out in Section 7.2(c);

(dd)	“Development Plan” has the meaning set out in Section 7.2(c);

(ee)	“Diamond IP” means all Intellectual Property and associated rights owned by Security Matters related to the reading and marking of diamonds and precious stones and set out in Schedule D;

(ff)	“Direct Claim” has the meaning set out in Section 14.3;

(gg)	“Director” means a director of the Company;

(hh)	“Disclosing Party” means a Party disclosing information as contemplated by this Agreement;

(ii)	“Dispute Resolution Procedures” has the meaning set out in Section 13.2(a);

(jj)

“Disputes” means all differences, disagreements, questions, controversies or claims (including claims for indemnification) between the Shareholders as to the interpretation, application or administration of this Agreement, any aspect of the performance by a Shareholder of its obligation under this Agreement;

(kk)	“Distributions” means dividends, share purchase and redemption moneys and distributions paid to the Shareholders by the Company;

(ll)	“Documents” has the meaning set out in Section 13.2(b);

(mm)

“Encumbrance” means any lien, charge, hypothec, pledge, mortgage, title retention agreement, covenant, condition, lease, license, security interest of any nature, claim, exception, reservation, easement, encroachment, right of occupation, right-of-way, right-of- entry, matter capable of registration against title, option, assignment, right of pre-emption, royalty, right, privilege or any other encumbrance or title defect of any nature whatsoever, regardless of form, whether or not registered or registrable and whether or not consensual or arising by any Applicable Law, and includes any contract to create any of the foregoing;

(nn)	“Equity Based Compensation Plan” means a non-cash compensation plan for employees, offering ownership in the Company;

(oo)	“Expiry Date” has the meaning set out in Section 12.1(d)

(pp)	“Execution Date” means the date this Agreement is signed by all the Parties;

(qq)

“Force Majeure” means an event beyond the reasonable control of the applicable Party and not due to the act or omission by such Party and which by the exercise of reasonable diligence of the Party, the Party is unable to prevent or provide against (but does not include a failure by a Party to fund) that prevents or delays it from conducting the activities and performing the obligations contemplated by this Agreement, provided that the affected Party makes a good faith effort to resolve or avoid such delay; such events shall include, but not be limited to any fire or other casualty, acts of God, war, civil commotion, strike, lockout, picketing or other industrial disturbances, insurrection, terrorism, riots or action or inaction of any Governmental authorities;

(rr)

“Governmental Authorities” means any municipal, regional, provincial or federal governments and their agencies, authorities, branches, departments, commissions, boards, having or claiming jurisdiction over the applicable Person or subject matter and any stock exchange on which the shares of the applicable Person are listed and “Governmental Authority” shall mean any one of the Governmental Authorities as the context requires;

(ss)	“Improvements” means any and all improvements, variations, updates, modifications, extensions, enhancements or other changes made to Intellectual Property at any time after the Execution Date;

(tt)	“Indemnified Party” means a Person whom Security Matters or Trifecta is or are, as the case may be, required to indemnify under Article 14;

(uu)	“Indemnifying Party” means, in relation to an Indemnified Party, the Party that is required to indemnify such Indemnified Party under Article 14;

(vv)

“Independent Decision-maker” shall be a person, other than an officer or employee of the Company, the Shareholders, or any of their Affiliates or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out their responsibilities of making a decision in the event of a Deadlock. The following person shall not be considered independent:

(i)	an individual who is employed by the Company, the Shareholders or any of their Affiliates;

(ii)	an individual who accepts compensation from the Company, the Shareholders or any of their Affiliates in excess of $10,000 during the previous fiscal year;

(iii)

an individual who is a member of the immediate family of an individual who has been employed by the Company, the Shareholders or any of their Affiliates, in the past year. Immediate family includes a person’s spouse, parents, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, grandparents, grandchildren, and anyone who resides in the individual’s home;

(iv)

an individual who is a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments that exceed five percent (5%) of the Company’s consolidated gross revenues for that year, or $50,000, whichever is more;

(ww)	“Initial Working Capital” has the meaning set forth in Section 7.1(a);

(xx)

“Intellectual Property” means (i) all trade secrets, Confidential Information, Know-How, standard operating procedures, processes, business rules, tools, business processes, techniques, specifications, designs and industrial designs, works of authorship, trade-marks (whether registered or unregistered), inventions and improvements and modifications thereto (including all related designs, technical information, models, drawings, specifications, formulas, schemas, prototypes, and architectural plans), patents, copyrights, software, computer programs, programming code, data, compilations of data, computer databases, system access codes and passwords, designs, marketing, advertising, financial, commercial, sales or programming materials, equipment configurations, written materials, compositions, drawings, diagrams, studies, works in progress, visual demonstrations, ideas, concepts, and all other related material and data, (ii) all vested, contingent and future rights, in any jurisdiction, to all of the foregoing under any applicable statutory provision or common law principle, and all rights of action, powers and benefits relating thereto, including the right to bring proceedings and claim or recover damages or other remedies in relation to any infringement;

(yy)	“Intellectual Property Sublicense Agreement” means the sublicense agreement entered into between Security Matters and the Company on • and attached as Schedule H”

(zz)	“Intellectual Property Transfer Agreement” means the agreement entered into between Security Matters and the Company and attached as Schedule E;

(aaa)

“Know-How” means all information not publicly known or not independently developed by a third party that is used or required to be used in or in connection with any product existing in any form (including, but not limited to that comprised in or derived from engineering, chemical and other data, specifications, formulae, experience, drawings, manuals, component lists, instructions, designs and circuit diagrams, brochures, catalogues and other descriptions) and relating to:

(i)	the design, development, manufacture or production of any products;

(ii)	the operation of any process;

(iii)	the provision of any services;

(iv)	the selection, procurement, construction, installation, maintenance or use of raw materials, plant, machinery or other equipment or processes;

(v)	the rectification, repair or service or maintenance of products, plant, machinery or other equipment;

(vi)	the supply, storage, assembly or packing of raw materials, components or partly manufactured or finished products; or

(vii)	quality control, testing or certification;

(bbb)	“Liquidity Event” means, in respect of the Company,

(i)

any sale or other disposition of: (A) all or substantially all of that Company’s assets; or (B) outstanding shares such that the sale will result in a Change of Control of the applicable Company, to another Person or entity that is not an Affiliate or direct or indirect shareholder of that Company and which is effected in a manner that shareholders of that Company are entitled to receive (either directly or upon subsequent liquidation) cash, shares, securities or assets with respect to or in exchange for that Company’s assets or outstanding shares; or

(ii)	the listing of any class of securities of that Company for public trading on a stock exchange.

(ccc)

“Losses” means damages, fines, penalties, deficiencies, losses, liabilities, including settlements and judgments, costs and expenses of any kind, character or description (including payments, refunds and delivery of additional goods and/or services, interest, reasonable fees and expenses of legal counsel, or other professionals);

(ddd)	“Non-Defaulting Shareholder” has the meaning set out in Section 8.1;

(eee)	“Notice of Dispute” has the meaning set out in Section 13.3(c)

(fff)

“Open Requirements” means an obligation, or purported obligation, that requires that Software, including Software incorporated into, derived from or distributed or deployed with other Software: (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; (c) be redistributable at no charge; (d) be distributed in a manner so as to permit reverse engineering or other access to the source code of Software; (e) restrict the exercise or enforcement of any Intellectual Property rights through any means in respect of such Software.

(ggg)

“Open Source Software” means Software or other material: (a) that is distributed as “free software”, “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License); or (b) subject to Open Requirements;

(hhh)

“Operating Plan” means for each calendar year: (a) a description of the proposed Operations for such year; (b) an estimate of revenue to be received by the Company from the sale of the Product; (c) the Budget, including a description of the sources of funding to be utilized in the implementation of an Operating Plan, the particulars of the methods of funding from such sources and estimates of when the funds will be needed for the Operating Plan; and (d) such other matters as the President may reasonably consider to be necessary to illustrate the results intended to be achieved by the Operating Plan;

(iii)	“Operations” means the production, sale and distribution of the Product;

(jjj)	“Other Shareholder” has the meaning set out in Section 10.3(a);

(kkk)

“Pass Through Entity” means entities that are not subject to income tax; but rather the shareholders of such entities are taxed individually on the income, taking account their share of profits and losses;

(lll)	“Parties” means, collectively, Security Matters, Trifecta Industries Ltd., the Company, and their respective successors and permitted assigns;

(mmm)

“Person” means any individual, corporation or other body corporate, partnership, trustee, trust or unincorporated association, joint venture, syndicate, sole proprietorship, other form of business enterprise, executor, administrator or other legal representatives, regulatory body or agency or Governmental Authority, however designated or constituted;

(nnn)	“Pre-emptive Right” has the meaning set forth in Section 10.3;

(ooo)	“Product” means a fully functional diamond origin reading machine that can read the mine of origin of diamonds;

(ppp)	“Profit” means the net income of the Company, after taxes;

(qqq)	“Proportionate Interest” means, at any time, for a Shareholder, the amount (expressed as a percentage) determined by the formula A—B, where:

A	is the total Shares of the Company held by the Shareholder

B	is the total Shares of the Company held by all Shareholders at that time.

(rrr)	“Purpose” has the meaning set out in Section 2.1;

(sss)	“R&D Phase” has the meaning set out in Section 7.1;

(ttt)	“R&D Plan” has the meaning set out in Section 7.2(b);

(uuu)	“Receiving Party” means a Party receiving confidential information as contemplated by this Agreement;

(vvv)	“Representative” means, in the case of either Party, such Party’s and its Affiliates’ respective directors, officers, employees, lawyers, accountants, consultants, agents or financial advisors;

(www)

“Security Matters’ Confidential Information” means (i) all information and material of Security Matters, and/or any Affiliates, in oral, written, graphic, electronic or any other form or medium, that has or shall come into Trifecta’s or the Company’s possession or knowledge in connection with or as a result of its ownership interest in the Company, including information and material concerning the past, present or future customers, suppliers, technology, or business of Security Matters; (ii) any analyses, compilations, studies or other Documents containing, incorporating or reflecting any Security Matters’ Confidential Information; For the purposes of this definition, “information” and “material” includes any Intellectual Property and other data. Notwithstanding the foregoing, “Security Matters Confidential Information” does not include information or material:

(i)	that is or becomes publicly available other than as a result of disclosure by Trifecta or the Company in violation of their respective obligations under this Agreement;

(ii)

that is already in Trifecta’s possession at the time of disclosure, provided that the source of such information was not known to Trifecta to be subject to a duty of confidentiality in respect of such information;

(iii)

that Trifecta independently develops without any use of or reference to the Security Matters Confidential Information and which such independent development can be established by evidence that would be acceptable to a court of competent jurisdiction; or

(iv)	that Trifecta receives in good faith from a source (other than Security Matters) which is not known by Trifecta to have made the disclosure in violation of any confidentiality obligations;

(xxx)

“Security Matters Fundamental Representations” means the representations and warranties set out in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.1(e), 3.1(f), 3.1(g), 3.1(k)(b), 3.1(k)(d), 3.1(k)(f), 3.1(k)(o);

(yyy)	“Security Matters Indemnified Parties” means Security Matters and its Affiliates and their respective officers, directors, employees and agents;

(zzz)	“Security Matters IP Portfolio” means the Diamond IP and any and all future intellectual property emanating from the Diamond IP;

(aaaa)	“Security Matters Software” means any Software that is part of the Security Matters IP Portfolio;

(bbbb)	“Security Matters Technical Services” has the meaning set forth in Section 4.1(a);

(cccc)	“Share Capital” means payments made to the Company for the issue of Shares in the capital of the Company;

(dddd)

“Shareholder Loan” means financing provided to the Company by the Shareholders which shall be secured and subordinated to any future bank debt and is charged to the Company by the Shareholders at an interest rate of 5% per annum;

(eeee)

“Shareholders” at any particular time means, individually, any Person who at that time owns any Shares and who, in accordance with the provisions hereof or by operation of law, becomes bound by the provisions of this Agreement, and its respective successors and permitted assigns hereunder, and “Shareholders” means the Shareholders collectively;

(ffff)

“Shares” means the common shares in the Company, any securities into which those common shares may be converted, exchanged, reclassified, redesignated, subdivided, consolidated or otherwise changed from time to time and any securities of any successor corporation to or corporation continuing from the Company into which those common shares or such other securities may be changed or converted as a result of any merger, recapitalization or reorganization, statutory or otherwise;

(gggg)

“Software” means any and all computer program, operating system, application program, firmware, software or rights thereto of any nature, whether operational, under development or inactive, including all object code, assembly code, source code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, databases, program and system logic, interfaces, program modules, routines, flow charts, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, technical manuals, user manuals and other documentation, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory, device, paper or other media of any nature.

(hhhh)	“SOREQ” means The Soreq Nuclear Research Center (SNRC) and its affiliated entities;

(iiii)	“Soreq Agreement” means the license agreements signed by Security Matters and SOREQ and attached to Schedule F;

(jjjj)	“Territory” means the world;

(kkkk)	“Third Party Claim” has the meaning set out in Section 14.3;

(llll)	“Transaction Documents” means the Intellectual Property Transfer Agreement, the Intellectual Property Sublicense Agreement and the Shareholder Agreement;

(mmmm)

“Transfer” means to sell, transfer, grant, assign, donate, create an Encumbrance or otherwise convey or dispose of (including by way of an earn-in, back-in right or any synthetic disposal of economic rights), or commit to do any of the foregoing;

(nnnn)

“Trifecta Confidential Information” means (i) all information and material of Trifecta, and/or any Affiliates, in oral, written, graphic, electronic or any other form or medium, that has or shall come into Security Matters’ or the Company’s possession or knowledge in connection with or as a result of its ownership interest in the Company, including information and material concerning the past, present or future customers, suppliers, technology, or business of Trifecta or its Affiliates; (ii) any analyses, compilations, studies or other Documents prepared by Security Matters for the Company’s use containing, incorporating or reflecting any Trifecta’s Confidential Information; For the purposes of this definition, “information” and “material” includes any Intellectual Property and other data. Notwithstanding the foregoing, “Trifecta Confidential Information” does not include information or material:

(i)	that is or becomes publicly available other than as a result of disclosure by Security Matters or the Company in violation of their respective obligations under this Agreement;

(ii)

that is already in Security Matters’ possession at the time of disclosure, provided that the source of such information was not known to Security Matters to be subject to a duty of confidentiality in respect of such information;

(iii)

that Security Matters independently develops without any use of or reference to the Trifecta Confidential Information and which such independent development can be established by evidence that would be acceptable to a court of competent jurisdiction; or

(iv)	that Security Matters receives in good faith from a source (other than Trifecta) which is not known by Security Matters to have made the disclosure in violation of any confidentiality obligations;

(oooo)	“Trifecta Fundamental Representations” means the representations and warranties set out in Sections 3.2(a), 3.2(b), 3.2(c), and 3.2(d);

(pppp)	“Trifecta Indemnified Parties” means Security Matters and its Affiliates and their respective officers, directors, employees and agents;

(qqqq)	“Vote” has the meaning set out in Section 5.2(f);

(rrrr)	“Working Capital” means the capital required by the Company to fund its Operations;

1.2	Rules of Construction

In this Agreement:

(a)

the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to an “Article”, “Section” or “Schedule” followed by a number or letter refer to the specified Article or Section of or Schedule to this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa;

(e)

unless otherwise indicated, any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(f)	the words “include”, “includes” and “including” mean “include”, “includes” or “including”, in each case, “without limitation”;

(g)	reference to any agreement or other instrument in writing means such agreement or other instrument in writing as amended, modified, replaced or supplemented from time to time;

(h)

unless otherwise indicated, time periods within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(i)

whenever any payment to be made or action to be taken hereunder is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next following Business Day.

1.3	Currency

Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States dollars.

1.4	Schedules

The following Schedules are attached to and form an integral part of this Agreement:

Schedule A -	Initial Development Plan

Schedule B -	Initial Operation Plan and Budget

Schedule C -	Initial Research and Development Plan

Schedule D -	Security Matters IP Portfolio

Schedule E -	Intellectual Property Transfer Agreement

Schedule F -	License Agreements

Schedule G -	Security Matters’ Employee Charge Rates

Schedule H -	Intellectual Property Sublicense Agreement

1.5	Additional Shares

Each Shareholder agrees that all Shares hereafter acquired by such Shareholder shall be subject in all respects to the provisions of this Agreement.

1.6	Company to Be Bound

The Company covenants and agrees that to the full extent it has the capacity and power at law to do so, it will carry on its business and operations in accordance with the provisions of this Agreement and take no action which would constitute a contravention of any of the terms or provisions hereof.

ARTICLE 2

NATURE AND SCOPE OF AGREEMENT

2.1	Purpose and Goal of Company

The Shareholders formed the Company with the principal purpose of undertaking the goal of commercializing the Security Matters IP Portfolio through various applications in the diamond and precious stones industry (the “Purpose”). The Company will have the exclusive right and responsibility to commercialize the Security Matters IP Portfolio, and any improvements thereof, as it relates to the Purpose. Neither Party will pursue the Purpose or any other venture related to the testing of the origin of diamonds or precious stones, other than through the Company.

2.2	Purposes of Agreement

In addition to the other matters set forth herein, the Shareholders have entered into this Agreement to establish terms for the governance of the Company, the ownership of the Shares, the funding of the Company and the conduct of Operations.

2.3	No Partnership or Agency; Ability to Pursue Business Interests

(a)

Nothing in this Agreement will be deemed to constitute Security Matters or Trifecta as the partner, agent or legal representative of the other or to create any fiduciary relationship between them. It is not the intention of the Parties to create, nor shall this Agreement be construed to create, any commercial or other partnership.

(b)

Except as expressly provided herein to the contrary or in the Transaction Documents, nothing in this Agreement shall be deemed or construed to restrict, in any way, the freedom of either of Security Matters or its Affiliates or Trifecta or its Affiliates to conduct or engage in any other business or activity whatsoever, without any accountability whatsoever to the other Parties hereto, and without requiring the consent of the other Parties hereto.

2.4	Priority of Agreements

The Shareholders agree that to the extent permitted by Applicable Law, in the event of any conflict between the terms of this Agreement and the constitutional documents of the Company, the terms of this Agreement are intended to govern and shall prevail, and the Shareholders shall use their best efforts and vote their Shares from time to time to cause the constitutional documents of the Company, as applicable, to be amended to remove such conflict, ambiguity or inconsistency and to permit the Company and its affairs to be carried out in accordance with this Agreement to the greatest extent possible.

2.5	Liability Several

Except as otherwise provided herein, the rights, duties, obligations and liabilities of the Shareholders under the Company’s constitutional documents and this Agreement shall be several and not joint or collective. Except as otherwise provided herein or in the Transaction Documents, each Shareholder shall be responsible only for its obligations as set out in the Company’s constitutional documents, in this Agreement and in the Transaction Documents and shall be liable only for its share of costs and expenses as provided herein.

2.6	Implied Covenants

There are no implied covenants contained in this Agreement other than those of good faith and honest dealing. In deliberating matters before the Board, each Director will act in good faith and in the best interests of the Company provided that, subject to Applicable Law, he or she may also consider the interests of the Shareholder that nominated such Director.

2.7	Parties’ Undertaking

Each Party undertakes to assign to the Company any and all Intellectual Property generated as of the inception of the Company that relates to both the Company’s business and the Purpose.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES; CONDITIONS

3.1	Representations and Warranties of Security Matters

As of the Execution Date, Security Matters represents and warrants to Trifecta and the Company as follows, and Security Matters acknowledges that Trifecta and the Company are relying upon such representations and warranties in connection with the execution and delivery of this Agreement:

(a)

Organization; Status; Formation and Organization Documents. Security Matters is duly formed and organized and validly subsisting under the laws of Israel, is qualified to do business, and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Transaction Documents to which Security Matters is a party.

(b)

Approval. This Agreement and the Transaction Documents to which Security Matters is a party have been duly approved, executed and delivered by Security Matters, and constitute legal, valid and binding obligations of Security Matters enforceable against Security Matters, in accordance with their terms. All necessary corporate action has been taken by it or on its part to authorize its execution and delivery of this Agreement and the Transaction Documents and instruments required by this Agreement to be delivered by it and the performance of its obligations hereunder and thereunder

(c)

Qualification to do Business. Security Matters is registered, licensed or otherwise qualified to do business under the laws of its jurisdiction of incorporation, and neither the character nor the location of the properties and assets owned by Security Matters, nor the nature of its business, requires registration, licensing or other qualification under the laws of any other jurisdiction. Security Matters has all necessary corporate power, authority, and capacity to carry on its business and to own or lease and operate its property and assets as now carried on and owned or leased and operated.

(d)

No Breach. All material indentures, mortgages, deeds of trust, agreements or other instruments to which Security Matters is party are valid and subsisting and no breach exists in respect thereof on the part of Security Matters. This provision shall apply only to indentures, mortgages, deeds of trust, agreements or other instruments which invalidity or breach would or could have a material adverse effect upon the Company or its business or, to the best of its knowledge, information and belief, the Company Assets.

(e)

No Conflicts. The execution, delivery and performance of this Agreement and each Transaction Document to which Security Matters is a party by Security Matters does not and will not: (i) in any material way, conflict with or result in or cause any violation under any Applicable Law; (ii) in any material way, conflict with or result or cause a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, partnership agreement, operating agreement or other agreement or instrument to which Security Matters is party; or (iii) result in the creation or imposition of any Encumbrance upon any Company Assets.

(f)

Governmental Consents. Security Matters has obtained all necessary consents, approvals, authorizations or orders of, or qualifications with, any court or Governmental Authority that is required in connection with the execution, delivery or performance by Security Matters of this Agreement or any of the Transaction Documents to Security Matters is a party and such consents, approvals, authorizations, orders or qualifications have been delivered to Trifecta upon execution of this Agreement.

(g)

No Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other Person now pending or threatened against or, to the best of its knowledge, affecting Security Matters, which would or could have a material adverse effect upon the Company or its business or, to the best of its knowledge, information and belief, the Company Assets.

(h)

Charges and Convictions. Security Matters has not been charged, threatened to be charged or convicted under any Applicable Law nor disbarred by any Governmental Authority. To the best of its knowledge, Security Matters has not been and, is not under investigation by any Governmental Authority.

(i)

Solvency. Security Matters is solvent as of the Execution Date. Security Matters is not a debtor in any outstanding action or proceeding pursuant to any Bankruptcy Proceeding and Security Matters is not: (i) contemplating either the filing of a petition or application by Security Matters under any Bankruptcy Proceeding or the liquidation of all or any portion of its assets or property; or (ii) aware that any other Person is contemplating the filing against Security Matters of a petition or application under any Bankruptcy Proceeding.

(j)	Residency. Security Matters is and at all times during the term of this Agreement shall be a non-resident of Canada for purposes of the Tax Act.

(k)	Intellectual Property. Security Matters hereby makes to Trifecta and the Company the representations and warranties set forth in Schedule 3.1(k).

3.2	Representations and Warranties of Trifecta

As of the Execution Date, Trifecta represents and warrants to Security Matters and the Company as follows, and Trifecta acknowledges that Security Matters and the Company are relying upon such representations and warranties in connection with the execution and delivery of this Agreement:

(a)

Organization; Status; Formation and Organization Documents. Trifecta is duly formed and organized and validly subsisting under the laws of British Columbia, is qualified to do business in the Province of British Columbia and has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the Transaction Documents to which Trifecta is a party.

(b)

Approval. This Agreement and the Transaction Documents to which Trifecta is a party have been duly approved, executed and delivered by Trifecta, and constitute legal, valid and binding obligations of Trifecta enforceable against Trifecta, in accordance with their terms. All necessary corporate action has been taken by it or on its part to authorize its execution and delivery of this Agreement and the Transaction Documents and instruments required by this Agreement to be delivered by it and the performance of its obligations hereunder and thereunder

(c)

Qualification to do Business. Trifecta is registered, licensed or otherwise qualified to do business under the laws of its jurisdiction of incorporation, and neither the character nor the location of the properties and assets owned by Trifecta, nor the nature of its business, requires registration, licensing or other qualification under the laws of any other jurisdiction. Trifecta has all necessary corporate power, authority, and capacity to carry on its business and to own or lease and operate its property and assets as now carried on and owned or leased and operated.

(d)

No Breach. All material indentures, mortgages, deeds of trust, agreements or other instruments to which Trifecta is party are valid and subsisting and no breach exists in respect thereof on the part of Trifecta, in each case, which would or could have a material adverse effect upon the Company or its business or, to the best of its knowledge, information and belief, the Company Assets.

(e)

No Conflicts. The execution, delivery and performance of this Agreement and each Transaction Document to which Trifecta is a party by Trifecta does not and will not: (i) in any material way, conflict with or result in or cause any violation under any Applicable Law; (ii) in any material way, conflict with or result or cause a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, partnership agreement, operating agreement or other agreement or instrument to which Trifecta is party; or (iii) result in the creation or imposition of any Encumbrance upon any Company Assets.

(f)

Governmental Consents. No consent, approval, authorization or order of, or qualification with, any court or Governmental Authority is required in connection with the execution, delivery or performance by Trifecta of this Agreement or any of the Transaction Documents to which Trifecta is a party.

(g)

No Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other Person now pending or threatened against or affecting Trifecta which would or could have a material adverse effect upon the Company or its business or, to the best of its knowledge, information and belief, the Company Assets.

(h)

Charles and Convictions. Trifecta has not been charged, threatened to be charged or convicted under any Applicable Law nor disbarred by any Governmental Authority. Trifecta has not been and, to the best of its knowledge, is not under investigation by any Governmental Authority.

(i)

Solvency. Trifecta is solvent as of the Execution Date. Trifecta is not a debtor in any outstanding action or proceeding pursuant to any Bankruptcy Proceeding and Trifecta is not: (i) contemplating either the filing of a petition or application by Trifecta under any Bankruptcy Proceeding or the liquidation of all or any portion of its assets or property; or ii) aware that any other Person is contemplating the filing against Trifecta of a petition or application under any Bankruptcy Proceeding.

(j)	Residency. Trifecta is not and at all times during the term of this Agreement shall not be a non-resident of Canada for purposes of the Tax Act.

3.3	Survival

The representations and warranties contained in this Agreement shall survive the execution, delivery and performance of this Agreement and the execution and delivery of any transfer documents or other documents of title and all other agreements, certificates and instruments delivered pursuant to the Transaction Documents.

ARTICLE 4

CONTRIBUTIONS AND EXPENSES

4.1	Contribution by Security Matters

(a)	Security Matters covenants and agrees that it shall use its reasonable commercial efforts to:

(i)	develop the Product and to continue to develop improvements to the Product with a view to carrying out the Purpose;

(ii)	provide the Company with ongoing technical support with a view to carrying out the Purpose;

(collectively, the “Security Matters Technical Services”).

(b)

Security Matters shall bear its own costs in providing the Security Matters Technical Services (the “Cost of the Security Matters Technical Services”), provided that Security Matters shall not be required to purchase any reading devices or raw materials. All raw materials shall be consigned to Security Matters by

Trifecta or any of its Affiliates. Title to such consigned raw materials shall remain with Trifecta at all times. In the event that Security Matters damages or breaks an item of raw materials consigned by Trifecta or an Affiliate, Security Matters shall provide notice of such an event to Trifecta immediately within one Business Day of discovering the damage. The value of the raw material and any other monetary loss suffered by Trifecta as a result of a broken or damaged item of raw materials provided to Security Matters pursuant to this Section 4.1(b) shall be added to the Shareholder Loan account of Trifecta. There shall be no mark-up by Security Matters on the Cost of the Security Matters Technical Services.

(c)	The Cost of the Security Matters Technical Services shall be provided by Security Matters by way of Shareholder Loan.

(d)

Security Matters will use its best efforts to perform, or cause to be performed, the Security Matters Technical Services in a timely and workmanlike manner and will furnish competent and adequate staff as is necessary to conduct the Security Matters Technical Services. Any staff engaged by Security Matters to provide the Security Matters Technical Services shall not be employees of the Company and all costs relating to their employment, termination or severance shall be the sole responsibility of Security Matters. The withholding and payment of any amounts required to be withheld and paid to any Governmental Authority, including without limitation, workers compensation premiums, unemployment insurance premiums, pension pan payments, federal, state or provincial income taxes, and employer’s health taxes, shall be withheld and paid by Security Matters. All Security Matters’ employees providing Security Matters Technical Services shall provide such services in accordance with the rates set out in Schedule G. Security Matters shall ensure that Dr. Yair Grof is substantially involved in the provision of the Security Matters Technical Services.

(e)

Security Matters shall submit to the Company monthly reports together with reasonable supporting documentation for the Cost of the Security Matters Technical Services during the calendar month immediately preceding, which reports will show the total amount owing to Security Matters by way of Shareholder Loan from the Company. Trifecta shall have 15 Business Days to dispute the amount of the Cost of the Security Matters Technical Services should it wish to do so and if Trifecta does not dispute the amount of the Cost of the Security Matters Technical Services, it shall be deemed to have accepted it. If there shall be an unresolved dispute concerning the monthly reports, either Shareholder shall have the right to submit the matter to the Dispute Resolution Procedures; prior to resolution of the dispute, the Company shall not be required to reconcile with Security Matters for the items on the report that are in dispute.

4.2	Contribution by Trifecta

(a)	Trifecta covenants and agrees that it shall use its reasonable commercial efforts to:

(i)	commercialize the Product in the Territory;

(ii)	support the ongoing commitment by Trifecta to pursue opportunities within the diamond industry with a view to carry out the Purpose;

(iii)	provide the Company with full access to Trifecta’s diamond industry expertise, resources and Know-How for the purposes of carrying out the Purpose;

(collectively, the “Trifecta Commercialization Services”).

(b)

Trifecta shall bear its own costs in providing the Trifecta Commercialization Services (the “Cost of the Trifecta Commercialization Services”). There shall be no mark-up by Trifecta on the Cost of the Trifecta Commercialization Services.

(c)	The Cost of the Trifecta Commercialization Services shall be provided by Trifecta by way of Shareholder Loan.

(d)

Trifecta will use its best efforts to perform, or cause to be performed, the Trifecta Commercialization Services in a timely and workmanlike manner and will furnish competent and adequate staff as is necessary to conduct the Trifecta Commercialization Services. Any staff engaged by Trifecta to provide the Trifecta Commercialization Services shall not be employees of the Company and all costs relating to their employment, termination or severance shall be the sole responsibility of Trifecta. The withholding and payment of any amounts required to be withheld and paid to any Governmental Authority, including without limitation, workers compensation premiums, unemployment insurance premiums, pension pan payments, federal, state or provincial income taxes, and employer’s health taxes, shall be withheld and paid by Trifecta.

(e)

Trifecta shall submit to the Company monthly reports together with reasonable supporting documentation for the Cost of the Trifecta Commercialization Services during the calendar month immediately preceding, which reports will show the total amount owing to Trifecta by way of shareholder loan from the Company. Security Matters shall have 15 Business Days to dispute the Cost of the Trifecta Commercialization Services should it wish to do so and if Security Matters does not dispute the amount of the Cost of the Trifecta Commercialization Services, it shall be deemed to have accepted it. If there shall be an unresolved dispute concerning the monthly reports, either Shareholder shall have the right to submit the matter to the Dispute Resolution Procedures; prior to resolution of the dispute, the Company shall not be required to reconcile with Trifecta for the items on the report that are in dispute.

ARTICLE 5

CORPORATE MATTERS

5.1	Board

(a)

Each of the Shareholders shall at all times vote or cause to be voted the Shares held by such Shareholder to elect and maintain as directors of the Company the applicable nominees in accordance with this Section 5.1.

(b)

As at the Completion Date and subject to the terms and conditions herein contained, the Board shall consist of four (4) Directors. Initially, the Board nominees of Security Matters shall be Haggai Alon and either David Rosenblatt or Ed Hofland, and the Board nominees of Trifecta shall be Aaron Ariel and Ophir Stolov. Each Shareholder will be entitled to replace any of its nominee Directors from time to time on notice to the Company and the Shareholders shall take all necessary action to cause any such replacement Director to be appointed as a Director in place of the Director being removed.

(c)	The office of a Director shall be vacated upon the occurrence of any of the following events:

(i)	if a Bankruptcy Proceeding is commenced against him/her or if he/she commences a Bankruptcy Proceeding in respect of his/herself;

(ii)	if an order is made declaring him/her to be a mentally incompetent Person or incapable of managing his/her affairs;

(iii)	if he/she is removed from office by a notice from the Shareholder that appointed him/her as provided herein; or

(iv)	if by notice in writing to the Shareholders he/she resigns his/her office and such resignation, if not effective immediately, becomes effective in accordance with its terms.

(d)

If a Director ceases to hold office for any reason, for 30 days (or appointment of a new director, the earlier of) the other director nominated by the Shareholder shall have the power of two directors and the Shareholder that nominated the former Director shall as soon as practicable nominate a replacement Director, subject to the terms of Section (c) and the Shareholders shall forthwith fill the vacancy on the Board by appointing the individual who has been so nominated as the replacement Director. If a Shareholder wishes to replace a Director nominated by it from time to time, each Shareholder and/or Director shall execute all such resolutions or other documents and do all such other acts and things as the Company or the Shareholder wishing to replace the Director, acting reasonably, may request for the purpose of effecting any such replacement. The Company and Shareholders may not appoint or remove Directors except in accordance with the nomination rights provided by this Section 5.1.

(e)	Each Director nominated or elected pursuant to this Section 5.1 shall be an individual who is qualified to act as a director under the constitutional documents of the Company and Applicable Law.

(f)

Each Director may provide its appointing Shareholder with any information acquired by the Director in his or her capacity as an officer or Director of the Company (such information to be maintained by the relevant Shareholder in accordance with the obligations set out in Article 13).

5.2	Meetings of the Board

(a)

The Board shall hold regular meetings on a quarterly basis. The Secretary shall give not less than 14 days’ notice to the Directors of such regular meetings. Additionally, any Director may call a special meeting of the Board on not less than 5 Business Days’ notice to the other Directors. In case of emergency, reasonable notice of a special meeting shall suffice. Meetings of the Board shall be held at the principal office of the Company or at such other location as unanimously agreed by the Directors. The Board may hold meetings without complying with the above notice requirements if all Directors are present at a meeting and waive the applicable notice requirements.

(b)

For so long as the Proportionate Interests of each of the Shareholders 30% or greater, there shall be a quorum only if an equal number of Directors nominated by each Shareholder are present, provided that if a greater number of Directors nominated by one Shareholder than the other are present, such additional Directors shall abstain from voting at such meeting (but may otherwise participate in such meeting) and in such event a quorum will be deemed to be present. If quorum is not present within 30 minutes following the time at which the meeting is scheduled to take place, any Director present may adjourn the meeting to the same day in the immediately following week (or, if that day is not a Business Day, the next following Business Day) at the same time and place. The Secretary shall give notice to the Directors of the rescheduled meeting but otherwise shall be under no obligation to give any Director notice thereof. The quorum for such rescheduled meeting will be as set forth in the first two sentences (as applicable) of this Section 5.2(b). Only those items included on the agenda for the original meeting may be acted upon at such a rescheduled meeting, but any additional matters may be considered with the consent of all Directors present.

(c)

The Directors appointed by each Shareholder may, upon notice provided to the other Directors and at the expense of such Director (or Shareholder appointing it), invite a lawyer to participate in such meeting. Additionally, the Directors appointed by each Shareholder may, upon notice provided to the other Directors and at the expense of such Shareholder, invite a reasonably limited number of other persons who have a reasonable business purpose for being present, to attend any meeting of the Board; provided that the Director(s) representing the other Shareholders consent, which consent need not be in writing, may be given by acquiescence and may not be unreasonably withheld. If personnel employed by either Shareholder are required to attend a Board meeting, reasonable costs incurred in connection with such attendance shall be reimbursed by the Company. All other costs in respect of invited persons shall be paid for by the Shareholder whose appointed Director extended the invitation.

(d)

Each notice of a meeting shall include an itemized agenda prepared by the Secretary in the case of a regular meeting or by the Director calling the meeting in the case of a special meeting, but any additional matters may be considered with the consent of all Directors present. The Secretary shall prepare minutes of all meetings, including a rescheduled meeting, and shall distribute a copy of such minutes to the Directors within 20 days after the meeting. The minutes must be signed by one Director nominated by each of the Shareholders and who was in attendance at the Meeting. The minutes, when approved by each Director in attendance at the meeting, shall be the official record of the decisions made by the Board and shall be binding on the Company and the Shareholders. The minutes of a Board meeting shall be deemed to have been approved by a Director unless such Director objects in writing within 10 days after being provided with such minutes. Approval of the minutes shall not be a condition to the effectiveness of actions properly taken by the Board.

(e)

Directors may attend meetings of the Board by telephone or by video conference as long as all participants are able to hear and speak to each other and decisions are confirmed in writing by the Directors.

(f)

A vote of the Directors present in respect of a proposal submitted for a vote of the Board at a meeting at which a quorum is present is referred to as a “Vote”. Approval of a resolution or other proposal brought before the Board shall require a greater than 50% affirmative Vote of the Directors present at a meeting at which a quorum is present.

5.3	Powers and Functions of the Board

(a)

The role of the Board is to provide strategic direction and oversight to the President in the management of Operations, the carrying out of the Purpose and to make, subject to this Agreement, all strategic decisions relating to the conduct of Operations and the Purpose.

(b)	The Board will not be involved in the day-to-day management of Operations.

5.4	Matters Requiring Approval

(a)

So long as a Shareholder has a 10% Proportionate Interest and without limiting the general power and authority of the Board, the Company shall not take, and none of the Shareholders shall cause or permit the Directors or the Company to take, any of the following actions unless the proposed action is first unanimously approved by the affirmative Vote of all of the votes cast at a Board meeting at which a quorum is present:

(i)	Any action or omission that may result in breach of the excerpted portions of the Soreq Agreements which have been attached hereto;

(ii)

Approve any reorganization, amalgamation, arrangement, merger or other business combination involving the Company or entering into an agreement in respect of a takeover of the Company or any Liquidity Event;

(iii)	Effect an IPO of securities of the Company;

(iv)	Effect any liquidation or the sale or disposition of all or substantially all of the assets of the Company;

(v)	Appointment, removal or replacement of auditor or legal counsel (each of which will be raised for voting at least once a year);

(vi)	Approve the Budget or any deviation of the Budget of at least 10%;

(vii)	Any change to the number of Directors;

(viii)	Make any acquisition or disposition greater than $50,000;

(ix)	Amend or otherwise modify the Company’s articles of incorporation or bylaws;

(x)

Changes to any officers of the Company except in the case of a criminal act, fraud, or gross negligence then an officer may be removed by a vote of three members of the Board (the replacement of such officer will be as provided for above);

(xi)	Creation of an Equity Based Compensation Plan for the Company’s (and any subsidiaries’) directors, officers, employees and consultants;

(xii)

The issuance of any Shares or other equity securities of the Company (including any securities exercisable, exchangeable or convertible into Shares or other equity securities of the Company), other than in accordance with the Equity Based Compensation Plan;

(xiii)	Repurchase any Shares or other equity securities of the Company;

(xiv)	Declare or pay any dividends or distributions except for tax distributions in the event the Company is a pass through entity;

(xv)	Substantially modifying the Purpose;

(xvi)

except as expressly authorized in the Approved Operating Plan or authorized under specifically delegated authority, the incurring or guaranteeing of any debts, whether or not secured by the Company Assets, or any grant of any security interest in the Company Assets, but excluding amounts incurred in the ordinary course of business which are owed by the Company to suppliers of goods, materials and/or services to the Company and which may be payable on deferred terms;

(xvii)

(a) any determination to initiate or forego any claim or litigation; and (b) any settlement, compromise or confession of judgment as to any claim, controversy or litigation regarding in each case an amount in excess of $25,000 and involving the Company as claimant or defendant;

(xviii)

the filing of any petition in bankruptcy or engaging in any reorganization or instituting or pursuing any other type of bankruptcy, reorganization or insolvency proceeding with respect to the Company, consenting to the institution of any involuntary bankruptcy, reorganization or insolvency proceedings with respect to the Company, the admission in writing by the Company of its inability to pay its debts generally as they become due, or the making by the Company of a general assignment for the benefit of its creditors; and

(xix)	the liquidation, termination, winding-up or dissolution of the Company.

5.5	Deadlock

(a)

In the event of a Deadlock, a senior executive of Security Matters and a senior executive of Trifecta shall promptly meet, and in any case within six (6) weeks, to attempt to resolve the Deadlock by mutual agreement. If the senior executives of Security Matters and Trifecta come to a resolution, such resolution shall be binding on the Board.

(b)

In the event the Deadlock continues for a period of five Business Days after the date on which the matter is first submitted to the senior executives of Trifecta and Security Matters, according to Section 5.5(a), the Board shall retain an Independent Decision-maker to vote solely on the issue that caused the Deadlock and such Independent Decision-Maker shall be terminated once the Deadlock is resolved. The decision of the Independent Decision-Maker shall be reasonably explained in writing and shall be final and determinative, absent a manifest clerical error.

(c)

Appointment of the Independent Decision-Maker. The Board nominees of Security Matters and the Board nominees of Trifecta shall, within five Business Days of the decision to retain an Independent Decision-Maker, each propose up to three persons qualified to be an Independent Decision-Maker for the purposes of resolving a Deadlock. The Board shall, by majority, choose one of the proposed individuals.

(d)

Within ten (10) Business Days of the appointment of the Independent Decision-Maker, each Party shall present its position to the Independent Decision-Maker, which shall include at least one meeting at which all the members of the Board and the Independent Decision-Maker are present. Either Party, or the Independent Decision-Maker may, by notice to the others, shorten such time period if such party believes that urgent action is required on the matter at issue. The Independent Decision-Maker shall render his or her vote on such resolution as promptly as possible, and in no event later than ten (10) Business Days after such time period.

(e)

Any compensation of the Independent Decision-Maker shall be by mutual agreement of the Parties and shall be subject to cost sharing. The Independent Decision-Maker shall render a decision on all matters in a manner that in the good faith judgment of the Independent Decision-Maker is in the Company’s best interests under this Agreement (i.e. in the same manner that a corporate director would vote in the best interests of the shareholders of a corporation). The Shareholders will indemnify and hold harmless the Independent Decision-Maker against any claim arising from a decision made by the Independent Decision-Maker so long as such decision was made in good faith.

(f)

In the event the Board cannot agree on the appointment of the Independent Decision-Maker, each Director will put in a sealed box the names of four individuals qualified to be the Independent Decision-Maker, and the person to receive most votes will be the Independent Decision-Maker. In case of an inability to reach a conclusion after three such votes, the matter shall go to Arbitration in accordance with Section 13.4.

5.6	Shareholder Approval

Each of the Shareholders covenants, agrees to vote or cause to be voted its respective Shares in accordance with and to give effect to any of the matters set forth in Section 5.4 so approved by the Directors.

5.7	Agreement to Take Corporate Actions

(a)

The Shareholders shall themselves do, and/or cause the Company to do, or otherwise cause to be done, all such acts, including amendment or supplement of the constitutional documents of the Company, and from time to time execute and deliver or cause to be executed and delivered all such documents, instruments and agreements as may be required under Applicable Law or as may be necessary or advisable in the reasonable opinion of either Shareholder, to give effect to the terms and provisions of this Agreement or to any duly adopted resolution of the Board or the Shareholders so that the Company and the Shareholders will be subject to all of the obligations and liabilities expressed to be imposed upon the Company and the Shareholders respectively hereunder and the intentions of the Parties hereunder can be implemented.

(b)

The Shareholders shall refrain from challenging the validity of any decision adopted by the Company and/or action performed by the Company or the other Shareholder(s) in accordance with the terms of this Agreement

ARTICLE 6

MANAGEMENT OF OPERATIONS

6.1	Designation of President and Management

(a)

The management team of the Company shall be recommended to the Board by Trifecta and the Board shall approve such recommendation, such approval not to be unreasonably withheld. The management team shall include the President of the Company. The President will be responsible for the overall management for the Operations, subject to oversight and direction by the Board and shall carry out the Operations and shall be compensated by the Company in accordance with the Approved Operating Plan.

(b)	The technical team of the Company shall be recommended to the Board by Security Matters and the Board shall approve such recommendations, such approval to not be unreasonably withheld.

6.2	Specified Obligations of the President

(a)

Subject to the provisions of this Agreement, including without limitation, the Security Matters Technical Services and the Trifecta Commercialization Services, the President shall keep, or cause to be kept, full and accurate records and accounts of all transactions entered into by or on behalf of the Company and of all costs and expenses incurred for the account of the Company, and of all funds disbursed by the President or under its direction.

(b)	Subject to any modifying instruction given by the Board and the provisions of this Agreement, the President shall promptly submit to the Board quarterly statements of account showing:

(i)	the current balance of Available Cash at the end of the most recent quarter;

(ii)

estimates of the amounts needed by the Company for expenditures to be made during the succeeding calendar quarter pursuant to the applicable Approved Operating Plan and otherwise including amounts needed to cover the quarterly general expenses of the Company;

(iii)	the estimated portions of such amounts that will be funded by the Company during such calendar quarter from general revenues, financing arrangements or other sources; and

(iv)	the estimated portions of such amounts, if any, that will need to be funded by the Shareholders during such calendar quarter pursuant to the applicable Approved Operating Plan or otherwise hereunder.

(c)

Subject to the provisions of this Agreement, the President shall cause the Company to maintain, complete financial and cost accounting books and records and internal financial controls showing all costs, expenditures, receipts and disbursements hereunder. These accounts shall include general ledgers and supporting and subsidiary journals, invoices, checks and other customary documentation sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of the Operations and other activities of the Company for managerial, tax and other financial reporting purposes.

6.3	Reporting Requirements.

(a)

The Company will provide to each Shareholder the following statements and reports, to be prepared or caused to be prepared by the President, subject to any modifying instructions approved by the Board, unless waived by any such Shareholder:

(i)

monthly reports by the 10th Business Day of each month describing, with respect to the preceding month, the Operations undertaken and expenditures incurred by the Company and the results of such Operations, with accompanying and supporting documents and information, including all documentation that may be reasonably required by either Shareholder to comply with its continuous disclosure reporting obligations and a detailed summary of all expenditures made during such calendar month and a comparison of such expenditures and all prior reported expenditures in reasonable detail to estimates set forth in the applicable Approved Operating Plan;

(ii)	within 60 days of the end of each fiscal year, audited annual financial statements of the Company;

(iii)

within 30 days of the end of each fiscal quarter, unaudited quarterly financial statements of the Company including a rolling twelve (12) month forecast and reconciliation between actual and budgeted expenditures (based on the Approved Operating Plan) and comparisons between the objectives and results; and

(iv)

a detailed final report within 45 days after completion of each Approved Operating Plan, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results.

(b)	Notwithstanding a Shareholder’s Proportionate Interest, each of the Shareholders shall at all time have equal information rights in respect of the Company.

6.4	Inspection and Access

A Shareholder or its representatives, at its own risk and expense, shall also be permitted to inspect and copy the books, records and data pertaining to the performance of Operations and to the Company’s assets, upon reasonable advance notice to the President and at convenient times during normal working hours. The rights granted to the Shareholders in this Section shall be subject to the confidentiality provisions in Article 13.

6.5	Performance by President of Approved Operating Plans

(a)

Except as otherwise provided herein or otherwise authorized by the Board, the President shall conduct, or cause the Company to conduct, Operations, incur expenses and purchase assets for the Company in accordance with the then applicable Approved Operating Plan.

(b)

In the event that the President reasonably anticipates that costs and expenses: (i) will exceed 110% of substantially similar costs and expenses set out in an Approved Operating Plan; or (ii) will be different than those set out in an Approved Operating Plan will be incurred, the President shall promptly notify the Board. Except as approved in advance by the Board, the President may not spend more in any year than 110% on costs and expenses which are substantially similar to those costs and expenses set out in the Approved Operating Plan for that year.

ARTICLE 7

OPERATING PLANS; FUNDING

7.1	Working Capital

The Shareholders shall fund the Company with Working Capital until such time as the Company generates sufficient revenue to fund the Working Capital independently (the “R&D Phase”). The Working Capital shall be funded by the Shareholders as follows:

(a)

Subject to Section 7.1(d), Trifecta shall provide the Company Working Capital in the amount of $500,000 which shall be paid to the Company in accordance with the achievement of the Development Milestones set forth in Schedule A, (the “Initial Working Capital”). Each payment of Initial Working Capital by Trifecta to the Company shall be characterized as 50% Shareholder Loan and 50% Share Capital until such time as the entire Initial Working Capital has been provided and at such time, Trifecta shall have as follows:

(i)	$250,000 as Shareholder Loan;

(ii)

$250,000 as Share Capital, the consideration of which shall be the Shares issued to Trifecta on the Completion Date from the treasury of the Company, which shall represent 50% of the issued and outstanding shares in the capital of the Company.

(b)

If at any time after completion of the final Development Milestones, Working Capital is required by the Company in addition to the Initial Working Capital, the President shall provide written notice to the Shareholders, giving details of the amount of additional working capital and the purpose for which it is required (the “Additional Working Capital”). In the event that all the Shareholders agree with the Board that Additional Working Capital is required, unless otherwise mutually agreed on a case-by-case basis in writing, the Additional Working Capital shall be funded by the Shareholders as follows:

(i)

In the event that the Initial Working Capital is in excess of $500,000 but less than $550,000, Trifecta shall be required to provide the Company up to an additional $50,000 as Additional Working Capital;

(ii)

In the event that the Initial Working Capital plus any amounts contributed by Trifecta pursuant to Section 7.1(b)(i) exceeds $550,000 but is less than $750,000, any Additional Working Capital shall be funded equally by the Shareholders in proportion to their registered shareholding in the Company until the Company has received $750,000 pursuant to Section 7.1(a), 7.1(b)(i) and 7.1(b)(ii).

(iii)

In the event that the Company requires Additional Working Capital after all contributions have been made pursuant to Section 7.1(a), 7.1(b)(i) and 7.1(b)(ii), Security Matters shall be required to contribute up to an additional $250,000 of Additional Working Capital until the Company has received $1,000,000.

(c)	The Parties agree and acknowledge that all payments made by the Shareholders to the Company for Additional Working Capital Requirements shall be considered Shareholder Loans.

(d)

The Company acknowledges receipt from Trifecta of the first installment of the Initial Working Capital, in the amount of $50,000 USD, for the purchase of an ARL Quant’x XRF machine. The Parties agree that this purchase shall reduce Trifecta’s Initial Working Capital obligation in the amount of $50,000 USD and such payment by Trifecta to the Company in the amount of $50,000 shall be considered a Shareholder Loan.

(e)	Upon incorporation of the Company, the Company shall issue the same amount of shares to each of Trifecta and Security Matters

(f)

Except for amounts contributed to the Company pursuant to Section 7.1(d), the Parties agree that any Working Capital required by this Section shall be funded in immediately available funds. For greater certainty, the Cost of the Security Matters Technical Services, the Cost of the Trifecta Commercialization Services and the resources required by Security Matters to deliver the Development Milestones in Schedule A shall not count toward any Working Capital, Initial Working Capital or Additional Working Capital contributions required pursuant to this Article 7.

(g)

Notwithstanding the foregoing, the Shareholders may elect to use debt instruments to capitalize the Company rather than the procedures set out in this Section 7.1, subject to the unanimous consent of the Board.

7.2	Operating, Development and Research and Development Plans

(a)

All Operations shall be planned and conducted and all estimates, reports, and statements shall be prepared and made on the basis of a calendar year, save and except with respect to the first (reduced) year of Operations. Not later than 60 days before the commencement of each calendar year, the President shall prepare and submit to the Board for approval a proposed Operating Plan and Budget for such calendar year. Any Operating Plan submitted to the Board by the President hereunder may provide for allowances for contingencies. If the President or a Director believes that any Operating Plan should be revised prior to the end of the applicable calendar year, the President or such Director may propose one or more supplemental Operating Plans to the Board to be accomplished by the end of the then-current calendar year.

(b)

All research regarding the Product or improvements to the Product shall be planned and conducted and all reports, and statements shall be prepared and made on the basis of a calendar year, save and except with respect to the first (reduced) year of Operations. Not later than 60 days before the commencement of each calendar year, Security Matters shall prepare and submit to the Board of the Company for approval a proposed research and development plan (an “R&D Plan”) and corresponding Budget related to such R&D Plan for such calendar year.

(c)

The Parties shall prepare and agree upon a development plan (the “Development Plan”) set forth in Schedule A. The Development Plan shall identify the resources to be applied by Trifecta and Security Matters towards the development of the Product. The Development Plan may identify product roadmaps, deliverables, and any applicable milestone dates (the “Development Milestones” and the “Commercial Milestones”) and other goals which the Parties intend to achieve. The definition of each Development Milestone, determination of success and determination of achievement shall be mutually agreed upon by the Parties. Such Development Milestones set forth in the Development Plan shall be used to determine the schedule and deployment of each payment of the Initial Working Capital by Trifecta to the Company. The Commercial Milestones set out the commercial goals of the Company in a specific time period. The definition of each Commercial Milestone, determination of success and determination of achievement shall be mutually agreed upon by the Parties. In the event the Company fails to achieve a Commercial Milestone within the specified time period, the Reversionary Right defined in the Intellectual Property Sublicense Agreement shall be triggered. Each Party shall provide such information and assistance to the other Party as the other Party may reasonably request to accomplish the objectives of the Development Plan. Qualified technical personnel from each Party will be available to the other Party during normal business hours and at such other times as may be appropriate to achieve the objectives of the Development Plan.

(d)

The Company shall have no obligation to pursue a Commercial Milestone or fund a Development Milestone. In such an event, the Reversionary Right defined in the Intellectual Property Sublicense Agreement shall be triggered and the Parties shall follow the procedure detailed therein.

(e)

In the event the Parties cannot agree on whether a Development Milestone or Commercial Milestone was achieved, such dispute shall be governed by the dispute resolution mechanism outlined in Section 5.5. In the event Trifecta disputes the achievement of a Development Milestone and the Parties are engaged in the Deadlock mechanism in Section 5.5, Trifecta agrees to fund 25% of the next Development Milestone’s requirement, should such a requirement actually be due according to Schedule A and only within the timeframe set forth assuming the Development Milestone was actually achieved and payment would be due in full) while the Parties resolve the dispute pursuant to Section 5.5. Lack of timely payment of the 25% will be deemed as if Company did not meet the Commercial Milestones and Security Matters shall have the ability to trigger the Reversionary Right defined in the Intellectual Property Sublicense Agreement.

(f)	The Board shall seek to approve each Operating Plan, Development Plan, and R&D Plan, as applicable, by December 31st in the year immediately preceding the calendar year to which such plan applies.

ARTICLE 8

DEFAULTS AND REMEDIES

8.1	Defaults

(a)	A Shareholder shall be in Default if it is:

(i)	is subject to a Bankruptcy Proceeding that is not cancelled within 60 days in which the Court of jurisdiction over such issue is in session;

(ii)

is subject to an execution that is filed against all or any portion of its Shares or its interest in any of the Company Assets, and the effect of same is, or can reasonably be expected to be, materially adverse to the interest or rights of the other Shareholder or the Company and it is not cancelled within 60 days in which the Court of jurisdiction over such issue is in session;

(iii)	refuses, neglects or otherwise fails to comply with the Transfer restrictions contained in this Agreement;

(iv)

fails to comply with any of the covenants or obligations contained herein (other than to the extent such breach of covenant or obligation is the subject of any other Event of Default described in this Section 8.1) and such failure has a material adverse effect or is likely to have a material adverse effect on the Company, the Operations or the other Shareholder and, where such failure is capable of being cured, such failure remains unremedied for a period of thirty (30) days after written notice of such failure has been given by the other Shareholder or the other party to the Transaction Documents or such longer period, as may be required to cure such breach provided that reasonable steps to cure such default are taken and diligently pursued;

(v)

in the case of any representation or warranty made by such Shareholder under this Agreement, any such representation or warranty shall prove to have been inaccurate in any material respect when made and such inaccuracy has a material adverse effect or is likely to have a material adverse effect on the Company, the Operations or the other Shareholder, and if the circumstances giving rise to such inaccurate representation or warranty are capable of rectification (such that, thereafter, the representation or warranty would be correct), the representation or warranty remains uncorrected for a period of thirty (30) days after written notice from the other Shareholder; or

(vi)

fails to comply with any of the covenants or obligations contained in a Transaction Document and, where such failure is capable of being cured, such failure remains unremedied for a period of thirty (30) days after written notice of such failure has been given by the other Shareholder or the other party to the Transaction Document or such longer period, as may be required to cure such breach provided that reasonable steps to cure such default are taken and diligently pursued, and such Shareholder shall be referred to as the “Defaulting Shareholder”, and the other Shareholder shall be referred to as the “Non-Defaulting Shareholder”.

(b)

A Non-Defaulting Shareholder shall give the Defaulting Shareholder a written notice of default (a “Notice of Default”), which shall describe the default in reasonable detail and state the date by which the default must be cured, which date for curing or commencing to cure shall be in accordance with the time provisions set out in this Agreement. Failure of a Non-Defaulting Shareholder to give a Notice of Default shall not release the Defaulting Shareholder from any of its duties under this Agreement.

8.2	No Penalty

The Shareholders acknowledge and agree that the rights and remedies conferred by this Article 8 do not constitute a penalty, unlawful forfeiture or penalty interest rates, and that such rights and remedies are necessary to ensure that the interests of the Shareholders are appropriately balanced having regard to the relative funding provided by each Shareholder from time to time. Each Shareholder covenants that it shall not raise any prohibition against penalty clauses as a defence to the terms and conditions of a Shareholder Loan.

ARTICLE 9

DISTRIBUTIONS

9.1	Payment of Distributions

Unless otherwise unanimously determined by the Board, all legally distributable Profits shall be distributed to the Shareholders as follows:

(a)

In the event that the Company is a Pass Through Entity and the Shareholders require Distributions for the purposes of a tax liability, then a portion of the Profits required to pay the Shareholders’ tax liability in respect of its Shares in the Company shall be distributed according to each Shareholder’s Proportionate Interest. The amount to be distributed, if any, pursuant to this Section 9.1(a) shall be determined by the higher of each Shareholder’s tax liability.

(b)	In the event that the Company is not a Pass Through Entity, then any Distributions shall be distributed in the following order of priority:

(i)	first, the first $250,000 of Distributions shall be distributed to Trifecta as repayment of the Shareholder Loan portion of the Initial Working Capital;

(ii)	second, all Shareholder Loans shall be distributed to the Shareholders according to their Proportionate Interest until all Shareholder Loans have been repaid in full;

(iii)	third, distributed to the Shareholders a pro rata basis according to their respective Proportionate Interest at the time of declaring the Distribution applied in respect of each Shareholder.

(c)	For greater certainty, a Defaulting Shareholder shall not be entitled to receive any Distributions if and for so long as such Shareholder is in Default.

ARTICLE 10

TRANSFERS; PREMPTIVE RIGHTS

10.1	Restrictions on Transfer

(a)

No Shareholder shall Transfer, directly or indirectly, its Shares except in accordance with: (i) Section 10.2 (Transfers to Affiliates); (ii) Section 10.3 (Pre-emptive Rights); (iii) Section 10.4 (Shareholder Cross Pledge) or (iv) with the prior written consent of the other Shareholder, which consent may be withheld for any reason or conditioned in the other Shareholder’s sole, absolute and subjective discretion. A Transfer shall include a Change of Control if, and only if, a Shareholder’s securities, or the securities of a direct or indirect parent entity, are not listed on a public securities exchange.

(b)

Subject to Section 15.4(b), nothing in this Agreement shall prevent the acquisition of Control by any Person, the sale by either Shareholder of all or substantially all of its assets and business, or with respect to either Shareholder, the amalgamation, arrangement, merger or combination by, with or into any other Person.

(c)

No Transfer shall be effective and no transferee of a Shareholder’s Shares shall have the rights of such Shareholder hereunder unless: (i) the Transfer was completed in compliance herewith; (ii) the transferor has provided to the other Shareholder notice of such Transfer; (iii) such Shareholder has assigned all of its right, title and interest in, and the transferee has assumed all of such Shareholders liabilities and obligations under any applicable Transaction Document(s); and (iv) the transferee, as of the effective date of the Transfer, has executed this Agreement or a new shareholders’ agreement, whichever the Parties prefer, and shall become a Party to this Agreement or a new shareholders’ Agreement with the Parties.

(d)

The transferor and the transferee of any Shares shall be responsible for payment of any taxes, fees, levies or other governmental charges payable under Applicable Law in respect of the Transfer and shall indemnify and hold harmless the other Shareholders and the Company in respect thereof.

(e)

The Shareholders agree to ensure that the Company will not cause or permit, and the Company agrees not to permit or effect, the Transfer of Shares to be made on its share register or other books unless the Transfer is permitted or required by the provisions hereof and will not cause or permit any issuance of Shares except in accordance with the terms hereof and the terms of the constitutional documents of the Company. The Shareholders shall take, or shall cause the Company to take, any actions as may be required to approve any Transfers of Shares that are authorized in accordance with the provisions of this Article 10.

10.2	Transfers to Affiliates

(a)	Section 10.1(a) shall not apply to the Transfer by a Shareholder to an Affiliate, provided that:

(i)	the Shareholder is not then a Defaulting Shareholder;

(ii)	the Shareholder has provided 30 days written notice to the other Shareholder;

(iii)	the Affiliate shall assume the obligations of the Shareholder and become a Party to this Agreement in accordance with Section 10.1(c); and

(iv)

the transferor shall agree, in writing, in a form acceptable to the other Shareholder, that: (A) it shall ensure that the representations, warranties and covenants of the transferor will continue to be true and correct at all times; (B) it shall continue to be bound by all of the provisions of this Agreement and the other Transaction Documents notwithstanding the Transfer of any Shares to such transferee and shall not be released from its obligations hereunder; and (C) it shall guarantee the performance by the transferee of all of its obligations hereunder;

10.3 Pre-emptive Rights

(a)

Notwithstanding anything in this Article 10, the Company shall not, other than as provided for in this Section 10.3, issue, sell, exchange or reserve or allot for issuance any Shares (or any securities exchangeable or exercisable for or convertible into Shares) without first offering to the Shareholders, on the same terms, such number of Shares or securities as are required so as to maintain each Shareholder’s Proportionate Interest in the Company following such issuance, sale, exchange, reservation or allotment (the “Pre-emptive Right”).

(b)	The Pre-emptive Right shall not apply to the following:

(i)

the issuance of Shares in consideration for the acquisition of assets or shares of another entity from persons or parties that are not shareholders in the Company and are otherwise at “arm’s length” which was approved by the Board;

(ii)	share splits or consolidations;

(iii)	the issuance of securities to the public pursuant to an IPO; and

(iv)	the issuance of securities under the Equity Based Compensation Plan.

10.4	Shareholder Cross Pledge

Each Shareholder hereby pledges, assigns, charges, mortgages and grants a security interest in favour of the other Shareholder and the Company in its Shares for its respective obligations under this Agreement (the “Shareholder Cross-Pledges”), which pledge shall be evidenced by registration of a financing statement under Applicable Law. Each of the Shareholder Cross Pledges shall rank subordinate to the charges and security granted in connection with any financing approved by the Board.

ARTICLE 11

CONFIDENTIALITY

11.1	Confidentiality

(a)

Except as required by any Applicable Law or as provided in this Agreement, each of the Parties hereby covenants and agrees that it shall not, without the consent of the other, directly or indirectly, communicate or disclose to any person, or use for any purpose other than the furtherance of the Purpose and objectives of this Agreement by such party, any Confidential Information acquired by such party, nor shall it utilize or make available any such Confidential Information, directly or indirectly, in connection with the subject matter or performance under this Agreement. Nothing in this Agreement shall prevent disclosure of Confidential Information to a party’s directors, officers, employees or agents or its financial, legal, accounting or other advisors provided such advisors are informed in advance as to the confidential nature of the communication and agree to keep such information confidential. Nothing herein shall prevent any public disclosure required from a public company, provided that the Party disclosing provides the other Shareholders and/or the Company, as the case may be, 10 Business Days’ Notice of the reason and the content of the disclosure and in the event that 10 Business Days is not possible because of the timeliness requirement of the disclosure, then as reasonably possible and immediately upon notification of the requirement of such disclosure.

(b)

Each of the Parties agree that the restrictions contained in this Agreement are necessary and fundamental to the protection of the Parties’ businesses and that all such restrictions are reasonable and valid and all defences to the strict enforcement thereof are hereby waived. Each of the Parties hereby acknowledge that a breach or threatened breach of any provision of this Section 11.1 will result in the other party suffering irreparable harm not compensated by damages alone. Accordingly, the Parties agree that each shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which such person may be entitled under applicable law.

11.2	Compelled Disclosure

If the Receiving Party or any of its Representatives are legally compelled to disclose any of the Confidential Information, the Receiving Party shall (to the extent permitted by Applicable Law) provide the Disclosing Party with prompt written notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement and the Receiving Party agrees to delay such disclosure as long as reasonably possible (without incurring liability for failure to make such disclosure) to permit the Disclosing Party to seek such a protective order or other remedy and to allow for consultation with the Disclosing Party with respect to any reasonable alternatives to such disclosure and with respect to the content of any such disclosure. If such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with the provisions hereof, the Receiving Party agrees to disclose or furnish only that portion of the Confidential Information that the Receiving Party is, in the view of its counsel, legally required to be disclosed or furnished. The Receiving Party agrees in any event, to the extent permitted by applicable law, rule or regulation, to give prompt written notice to the Disclosing Party of any proposed disclosure made by the Receiving Party pursuant to this paragraph.

11.3	Return of Confidential Information

(a)

Unless otherwise agreed to in writing by the Disclosing Party, the Receiving Party shall: (i) return to the Disclosing Party or destroy all copies of the Confidential Information and Confidential Documents in the Receiving Party’s possession or in the possession of its Representatives; and (ii) destroy all copies of any analyses, compilations, studies or other Confidential Documents prepared by the Receiving Party or for the Receiving Party’s use containing, incorporating or reflecting any Confidential Information, in any case, before the close of business on the next Business Day following the date of any request by the Disclosing Party to the Receiving Party to return or destroy the Confidential Information. The Receiving Party shall certify in writing its compliance with this paragraph forthwith after having so complied.

(b)

Notwithstanding the foregoing, the Receiving Party: (i) may retain a copy of the Confidential Information and/or Confidential Documents to the extent that such retention is required to demonstrate compliance with Applicable Law, regulation or professional standards or for use in the event of litigation or a dispute relating to this Agreement; (ii) retain any Confidential Information which is contained in the minutes of any of the Receiving Party’s board meetings or any decision-making documents which are based on the Confidential Information and have been submitted to the Receiving Party’s management and that need to be retained pursuant to the Receiving Party’s internal corporate governance rules; and (iii) to the extent that (i) above is inapplicable to Confidential Information and/or Confidential Documents that are electronically stored, destroy such electronically stored Confidential Information and/or Confidential Documents but only to the extent that it is reasonably practical to do so; provided that in the case of either (i), (ii) or (iii), any Confidential Information and/or Confidential Documents retained under this paragraph shall remain subject to the obligations of confidentiality under this Agreement in accordance with the terms of this Agreement.

11.3	Acknowledgments

The Receiving Party acknowledges and agrees that none of the Disclosing Party, its affiliates or Representatives is making any representation or warranty hereunder, express or implied, as to the accuracy or completeness of the Confidential Information.

ARTICLE 12

CONDITIONS PRECEDENT, TERM AND TERMINATION

12.1	Conditions Precedent

(a)	This Agreement shall only enter into effect upon the satisfaction and fulfillment, in Trifecta’s sole discretion, of the following Conditions Precedent:

(i)	Trifecta having been provided with an acknowledgement and consent from SOREQ which is satisfactory to Trifecta, in its sole discretion;

(ii)	The Parties execute the Intellectual Property Transfer Agreement in the form set out in Schedule E;

(iii)	The Parties execute the Intellectual Property Sublicense Agreement in the form set out in Schedule H; and

(iv)	There being no material adverse change in Security Matters between the Execution Date and the Completion Date.

(b)

The Parties agree that if the Conditions Precedent are not fulfilled by 11:59PM, May 9, 2019, Pacific Standard Time (the “Expiry Date”) this Agreement shall be void and of no force and effect and neither Party shall have any claim or demand, of any kind, toward the other under this Agreement and the Parties will be governed by the Term Sheets entered into on

(c)

The Parties agree that the date upon which the Conditions Precedent listed in Section 12.1(a) are fulfilled to the Parties’ mutual satisfaction shall be the Completion Date, provided that they have been fulfilled prior to the Expiry Date, and the covenants and obligations stated in this Agreement shall become binding on the Parties.

(d)	The Parties may extend the Expiry Date to a later date, provided that this is done by written instrument and signed by a duly authorized representative of each Party.

12.2	Term and Termination

(a)	This Agreement shall automatically terminate upon either:

(i)	the winding-up or dissolution of the Company;

(ii)	the date on which the Company has only one Shareholder;

(iii)	the date on which this Agreement is terminated in writing by all of the Shareholders who continue to beneficially own Shares; or

(b)	This Agreement may be terminated by a Non-Defaulting Shareholder if the Defaulting Shareholder continues to be in a Default beyond the prescribed cure period in Article 8.

(c)

This Agreement commences on the Completion Date and shall terminate upon the earliest termination event in Section 12.2(a) and 12.2(b), whichever event occurs first (the “Term”), provided, however, that this Agreement shall cease to have effect with regard to any Person who ceases to hold directly or indirectly any Shares pursuant to and in accordance with the terms of this Agreement save for any provisions hereof which, expressly or by implication, are to continue in full force and effect thereafter.

(d)

The Parties acknowledge and agree that no termination of this Agreement affects or impairs any Party’s right at law or in equity: (i) with respect to any matter or thing or claim against the other Parties in respect of the event or omission giving rise to the termination of this Agreement; or (ii) with respect to any provision of this Agreement to be observed or performed by any party up to the effective termination of this Agreement.

(e)	Upon termination of this Agreement:

(i)

if the Agreement terminates pursuant to Section (a)(ii), then any license to any Intellectual Property granted in the Transaction Documents to the Company shall survive the termination of this Agreement and continue in accordance with the terms hereof;

(ii)

the Company shall immediately deliver up to Security Matters and Trifecta all copies of all Confidential Information and Confidential Documents of Security Matters and Trifecta, respectively, and all summaries, copies and excerpts of Confidential Information and Confidential Documents and all electronic media or records containing or derived from Confidential Information and Confidential Documents;

(iii)

except in the case of a termination pursuant to Section (a)(ii), the President shall thereafter take all action necessary to wind up the activities of the Company, and all costs and expenses incurred in connection with the termination of the Company shall be expenses chargeable to the Company. The remaining Company Assets shall first be paid, applied, or distributed in satisfaction of all liabilities of the Company to third parties and then to satisfy any debts, obligations, or liabilities owed to the Shareholders. Thereafter, any remaining cash and all other Company Assets shall be distributed in undivided interests to the Shareholders in accordance with their respective number of Shares (provided that prior to such distribution, any Escrowed Shares are cancelled).

ARTICLE 13

GOVERNING LAW; DISPUTES

13.1	Governing Law

(a)	This Agreement will be governed by and construed in accordance with the laws of New York.

(b)

Each of the Parties hereby irrevocably attorns and submits to the arbitral jurisdiction set forth in Section 13.4 and, with respect to any matters not determined by arbitration, to the non-exclusive jurisdiction of the courts of New York respecting all matters relating to this Agreement and the rights and obligations of the Parties hereunder. Each of the Parties hereby agrees that service of any arbitral or legal proceedings relating to this Agreement may be made by physical delivery thereof to its address provided in, or in accordance with, Section 15.1, as applicable.

13.2	Disputes

(a)	All Disputes will be resolved in accordance with the procedures set forth in this Article 13 (the “Dispute Resolution Procedures”).

(b)

For the purposes of this Article 13, the word “Documents” includes a sound recording, videotape, film, photograph, chart, graph, map, plan, survey, book of account, and data and information in electronic form.

(c)	This Article 13 shall survive the expiry or earlier termination of this Agreement.

(d)

Except as otherwise provided in Section 13.4(k) or otherwise expressly provided in this Agreement, each Shareholder will be responsible at its sole cost and expense for its own costs in connection with the disclosure of Documents, or the resolution of Disputes, including all fees, disbursements and other charges of all accountants, lawyers and other professionals, experts, whether testifying or not, and witnesses and all costs for preparation for, travel to and attendance at negotiation meetings, mediation conferences or arbitration proceedings commenced, conducted or required in accordance with these Dispute Resolution Procedures regardless of the outcome.

13.3	Amicable Resolution of Disputes

(a)

The Shareholders will make all reasonable efforts at all times to resolve all Disputes by good faith, amicable negotiations before resorting to resolution by arbitration pursuant to Section 13.4. The dispute resolution by an arbitrator contemplated in Section 13.4 is not intended to substitute for the Shareholders’ mutual ongoing commitment to endeavour to resolve Disputes in good faith as between themselves.

(b)

The Shareholders agree to provide on an ongoing “without prejudice” basis (subject to any claim for privilege asserted by a Shareholder, including any ruling as to privilege or relevance made by any arbitrator during an arbitration conducted under this Article 13), frank, candid, and timely disclosure of all relevant facts, information and Documents to facilitate negotiations with respect to the resolution of a Dispute.

(c)	Either Shareholder may commence a dispute resolution by delivering a written notice of dispute (“Notice of Dispute”) to the other Shareholder.

(d)	The Notice of Dispute shall include:

(i)	a demand that the Dispute be referred to dispute resolution pursuant to this Article 13;

(ii)	a general description of the Dispute; and

(iii)	the relief or remedy sought.

13.4	Resolution by Arbitration

(a)

If a Dispute remains unresolved following negotiations among the Shareholders, (unless the Dispute requires immediate action to prevent damage to any Shareholder or the Company, in which case no negotiations will be required), then either Shareholder may at any time thereafter, by written notice to the other Shareholder, require that such Dispute (other than a Dispute which arises as a result of any failure of the Board to reach an agreement with respect to decisions in accordance with Section 5.4) be resolved by arbitration in New York, New York (or such other location as the Parties may mutually agree), conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as such rules are in effect in New York, New York on the date of delivery of demand for arbitration. The arbitration of any such issue, including the determination of the amount of any damages suffered by either party hereto by reason of the acts or omissions of the other, shall be to the exclusion of any court of law. Notwithstanding the foregoing, either party hereto may seek any provisional remedy in a court, including but not limited to an action for injunctive relief or attachment, without waiving the right to arbitration.

(b)	The arbitrator retained for the purposes of any dispute resolution contemplated by this Agreement (the “Arbitrator”) shall be appointed as follows:

(i)

if the Shareholders agree on an Arbitrator, the Shareholders shall jointly appoint the Arbitrator as soon as possible and, in any event, within five Business Days after delivery of the notice requiring that the Dispute be resolved by an Arbitrator (the “Arbitrator Appointment Deadline”); and

(ii)

if the Shareholders fail to agree or fail to jointly appoint the Arbitrator by the Arbitrator Appointment Deadline, the Arbitrator shall be appointed by the American Arbitration Association, and shall be an experienced attorney.

(c)

The Arbitrator shall be impartial and independent of the Shareholders or any consultant, sub-consultant, contractor or subcontractor of either of them in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The Arbitrator shall at all times be neutral and act impartially and shall not act as advocates for the interests of the party who appointed them.

(d)

The Arbitrator will be appointed on a Dispute by Dispute basis, with each Arbitrator having the qualifications and experience relevant to the issues in the particular Dispute for which the Arbitrator, as the case may be, is appointed.

(e)	The Arbitrator shall determine the appropriate process for timely and cost effective resolution of the Dispute and, without limitation, the Arbitrator has discretion to, among other things:

(i)	solicit submissions and Documents from both parties, and impose deadlines for the receipt of such submissions;

(ii)	require some or all of the evidence to be provided by affidavit;

(iii)

direct either or both Shareholders to prepare and provide the Arbitrator with such Documents or other things as the Arbitrator may require to assist it/them in the resolution of the Dispute and rendering of a decision (subject to legal rights of privacy of each Party);

(iv)	require either Shareholder to supply or prepare for examination by the Arbitrator and the other Shareholder, any document or information the Arbitrator considers necessary;

(v)	convene meetings of the Shareholders to have the Shareholders discuss the issues in Dispute in the presence of the Arbitrator; and

(vi)

take, or require either or both Shareholders to take and provide to the Arbitrator such measurements, perform such tests, audit such processes and procedures, and take any and all such other measures and steps as the Arbitrator considers necessary to make a final determination in the Dispute.

(f)

The Arbitrator shall render a decision as soon as possible and, in any event, shall use all reasonable efforts to render a decision no later than ten Business Days after the date of the appointment of the Arbitrator or such longer period of time as agreed to in writing by the Parties. The Arbitrator shall give reasons or a summary of reasons for the Arbitrator’s decision.

(g)

The Arbitrator and the Parties (subject to any legally mandated disclosure) shall keep all information about the Dispute confidential and shall not disclose such information to anyone other than the Shareholders.

(h)

The Shareholders agree that the Arbitrator’s determination shall be final or binding on the Shareholders and neither Shareholder shall be entitled to appeal such determination, except as may be permitted by Applicable Law in the State of New York.

(i)	While the Dispute remains outstanding, both Shareholders shall continue to perform their respective obligations, duties and responsibilities under this Agreement.

(j)

The Arbitrator shall be authorized only to interpret and apply the provisions of this Agreement and, except as expressly provided herein, has no power or authority to modify or change this Agreement in any manner.

(k)

The Arbitrator may decide which Shareholder will bear the costs of the Dispute Resolution Procedures including the fees and disbursements of the Arbitrator, any other costs of the Dispute Resolution Procedures and the costs and expenses of the nature contemplated in Section 13.2 incurred by the successful Shareholder in connection with the Dispute Resolution Procedures. The Arbitrator may apportion such costs between the Shareholders if the Arbitrator considers it just and reasonable to do so in the circumstances.

13.5	Restrictions

A Shareholder shall not have the right to initiate any Dispute Resolution Procedures in the event that, and for so long as, the Shareholder is a Defaulting Shareholder or otherwise fails to make any payment required under this Agreement (but if the Default is non-payment, it may deposit such payment with the Arbitrator, or until the Arbitrator is appointed and decides otherwise, at a separate escrow account of an attorney).

ARTICLE 14

INDEMNITIES

14.1	Indemnity by Security Matters

Security Matters shall indemnify the Trifecta’s Indemnified Parties and save them fully harmless against, and will reimburse or compensate them for, any Damages arising from, or in connection with:

(a)	any breach of any representation or warranty of Security Matters contained in Section 3.1 or in any instrument, certificate or other document delivered by Security Matters; and

(b)	any breach or any non-fulfilment of any covenant or agreement on the part of Security Matters contained in this Agreement.

14.2	Indemnity by Trifecta

Trifecta shall indemnify the Security Matters Indemnified Parties and save them fully harmless against, and will reimburse or compensate them for, any Damages arising from, or in connection with:

(a)	any breach of any representation or warranty of Trifecta contained in Section 3.2 or in any instrument, certificate or other document delivered by Trifecta; and

(b)	any breach or any non-fulfilment of any covenant or agreement on the part of Trifecta contained in this Agreement.

14.3	Claim Notice

If an Indemnified Party becomes aware of any act, omission or state of facts that may give rise to Damages in respect of which a right of indemnification is provided for under this Article 14, the Indemnified Party shall as soon as reasonably practical after becoming so aware, but in any event within 30 days, give written notice thereof (a “Claim Notice”) to the Indemnifying Party. If the Indemnified Party fails to give notice within such 30 day time period, such failure shall not preclude the Indemnified Party from obtaining such indemnification, but its right to indemnification may be reduced to the extent that such delay materially prejudiced the defence of the Claim or materially increased the amount of Damages or cost of defense. The Claim Notice shall specify whether the potential Damages arise as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the potential Damages arise as a result of a claim directly by the Indemnified Party against the Indemnifying Party (a “Direct Claim”) and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Claim;

(b)	the estimated amount of the potential Damages arising therefrom; and

(c)	if a Third Party Claim, the identity of the Person(s) making the claim against the Indemnified Party.

14.4	Time Limits for Claim Notice.

(a)

Notice by Trifecta. No Damages may be recovered from Security Matters pursuant to Sections 14.1(a) or 14.1(b) unless a Claim Notice is delivered by Trifecta to Security Matters against which indemnification is being sought on or before:

(i)	in the case of a claim under Section 14.1(a) other than a claim relating to a breach of a Security Matters Fundamental Representation, the date which is 24 months following the Completion Date; or

(ii)	otherwise, without limitation of time.

(b)

Notice by Security Matters. No Damages may be recovered from Trifecta pursuant to Sections 14.2(a) or 14.2(b) unless a Claim Notice is delivered by Security Matters to Trifecta against which indemnification is being sought on or before:

(i)	in the case of a claim under Section 14.2(a) other than a claim relating to a breach of a Trifecta Fundamental Representation, the date which is 24 months following the Completion Date; or

(ii)	otherwise, without limitation of time.

(c)

Notwithstanding Sections 14.4(a) and 14.4(b), claim for any breach of the representations, warranties and covenants contained in this Agreement or in any contract, agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud, fraudulent misrepresentation, intentional misrepresentation or deliberate or willful breach may be made at any time following the Completion Date.

(d)

Termination of Liability. No Party or other Person is entitled to indemnification pursuant to this Agreement unless the applicable Party or other Person has given a Claim Notice prior to the expiry of the relevant survival period set forth in Section 14.4(a) or 14.4(b), as applicable.

(e)

Calculation of Damages. For the purposes of this Article 14, the representations and warranties of the Parties contained in this shall be deemed to have been made, and shall be read, without qualifications as to materiality where the words or phrases “material”, “immaterial”, “in all material respects” or words or phrases of similar import are used. Further, the calculation of Damages or right to indemnification under this Article 14 shall not be affected by any inspection or inquiries made, either before after the date hereof, by or on behalf of the Party entitled to be indemnified under this Article 14.

14.5	Agency for Non-Parties

Each Party hereby accepts each indemnity in favour of each of its Indemnified Parties who are not Parties as agent and trustee of that Indemnified Party. Each Party may enforce an indemnity in favour of any of that Party’s Indemnified Parties on behalf of each such Indemnified Party.

14.6	Direct Claims

In the case of a Direct Claim, the Indemnifying Party shall have 30 days from receipt of a Claim Notice in respect thereof within which to make such investigation as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate its right to be indemnified under this Article 14, together with all such other information as the Indemnifying Party may reasonably request. If the Parties fail to agree at or before the expiration of such 30 day period (or any mutually agreed upon extension thereof), the Indemnified Party shall be free to pursue all rights and remedies as may be available to it.

14.7	Third Party Claims

(a)

Rights of Indemnifying Party. In the case of a Third Party Claim, the Indemnifying Party shall have 30 days from receipt of a Claim Notice to elect, at its option, to assume and control the defense of, at its own expense and by counsel of its own choosing, any such Third Party Claim, and shall be entitled to assert any and all defences available to the Indemnified Party to the fullest extent permitted by Applicable Law, provided that:

(i)

in connection with the election to assume and control the defense of such Third Party claim, the Indemnifying Party irrevocably acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms of this Article 14 with respect to such Third Party Claim;

(ii)	the Third Party Claim involves only monetary damages and does not seek any injunctive or other equitable relief;

(iii)

if the named parties in any Third Party Claim include both the Indemnified Party and the Indemnifying Party, representation by the same counsel would, in the judgment of the Parties, as applicable, still be appropriate notwithstanding any actual or potential differing interests between them (including the availability of different defences); and

(iv)

the Indemnifying Party, from time to time, at the request of the Indemnified Party provides reasonable assurance to the Indemnified Party of the Indemnifying Party’s financial capacity to defend such Third Party Claim and to provide indemnification in respect thereof.

ARTICLE 15

GENERAL PROVISIONS

15.1	Notices

Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be given in writing and shall be given by actual delivery or by email to its address, address set forth below, addressed to the recipient as follows:

(a)	if to Security Matters, at:

Ketura 8884000, Israel

Attention:	Haggai Alon
Email: Haggai@securitymattersltd.com

with a copy to:

Afik & Co., Attorneys and Notary

103 Hahashmonaim St., Tel Aviv 6120101

Attention:	Doron Afik, Esq
Email:	doron@afiklaw.com

(b)	if to Trifecta, at:

Reut Rothstein

Trifecta Industries Ltd.

#2300 -1021 West Hastings Street

Vancouver, BC

V6E 0C3

Attention:	Reut Rothstein
Email:	rrothstein@hragroup.com

with a copy to:

(c)	if to the Company, to the President:

**

Attention:	President

with a copy to Security Matters and Trifecta

or to such other address or email address or individual as may be designated by notice given by any party to the others. Any notice, certificate, consent, determination or other communication shall be effective, if delivered, faxed or emailed at or prior to 5:00 p.m. on any Business Day, when so delivered, faxed or emailed or, if delivered or emailed at any other time, on the next Business Day.

15.2	Notice of Claims

Each of the Shareholders agrees to give written notice forthwith to the other Shareholder of any third party claim or threatened third party claim made by any Person with respect to the Company, the Shares or any part thereof.

15.3	Force Majeure

(a)

Notwithstanding anything in this Agreement to the contrary, if any Party is unable wholly or in part by Force Majeure to carry out any obligation of such Party under this Agreement (excluding the obligations to fund or make payments by the Shareholders), then such Party shall forthwith give the other Parties written notice of the Force Majeure and the expected delays in meeting applicable obligations, whereupon that obligation of the Party giving the notice will be suspended so far as it is affected by that Force Majeure during but not longer than its continuance. The affected Party or Parties must use all reasonable diligence to resolve that Force Majeure as quickly as possible.

(b)

Forthwith after the resolution of an applicable Force Majeure, the affected Party shall send written notice of such resolution to the other Parties, and the dates for satisfying the applicable obligation shall be deemed to have been extended by the period of time during which the Force Majeure was in effect.

15.4	Assignment, Successors, etc.

(a)

This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective permitted successors and permitted assigns. Except as expressly provided herein, no Party shall assign this Agreement or any of the benefits hereof or obligations hereunder without the prior written consent of each of the other Parties.

(b)

Subject to compliance with Article 10, in the event that any Party proposes to enter into any acquisition, amalgamation, arrangement, merger or combination or any transaction pursuant to which another Person or a successor to such Party becomes bound by the provisions of this Agreement by agreement or by operation of law, the Person resulting from such acquisition, amalgamation, arrangement, merger, combination or transaction shall enter into an agreement in form and substance satisfactory to the other Parties pursuant to which such Person agrees to be bound by this Agreement as though it were a Party hereto in the place of the Party entering into the acquisition, amalgamation, arrangement, merger, combination or transaction.

15.5	Entire Agreement

This Agreement, including all Schedules annexed hereto which form an integral part hereof together with the Transaction Documents, constitutes the entire agreement among the Parties and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, with respect to the subject matter hereof. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in this Agreement or in the Transaction Documents. Without derogating from the generality of the above, the term sheet executed regarding the purchase of machine on August 15, 2018, is hereby cancelled and such machine shall be deemed to be owned by the Company.

15.6	Further Assurances

Each of the Parties to this Agreement shall from time to time and at all times do all such further acts and execute and deliver all further agreements and documents as shall be reasonably required in order fully to perform and carry out the terms of this Agreement.

15.7	Amendment and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on a Party unless consented to in writing by all Parties. No failure or delay to exercise, or other relaxation or indulgence granted in relation to, any power, right or remedy under this Agreement shall operate as a waiver of it or impair or prejudice it nor shall any single or partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy. The failure of any Party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to such provision or any other provision of this Agreement. No purported waiver shall be effective as against any Party unless consented to in writing by such Party. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach.

15.8	Severability

Every provision of this Agreement is intended to be several, and accordingly, if any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. To the extent that any provision is found to be invalid, illegal or unenforceable, the Parties shall act in good faith to substitute for such provision, to the extent possible, a new provision with content and purpose as close as possible to the provision so determined to be invalid, illegal or unenforceable.

15.9	References

All references in this Agreement to any statute or regulation shall mean and refer to such statute and all regulations promulgated thereunder, as amended, supplemented, re-enacted or replaced from time to time.

15.10	Time of Essence

Time shall be of the essence of this Agreement.

15.11	Currency

Unless otherwise indicated, all currency amounts herein are expressed in currency of the United States.

15.12	Remedies; Specific Performance

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by any Party of any of its covenants or obligations set forth in this Agreement, the other Parties shall be entitled to injunctive relief to prevent or restrain breaches or threatened breaches of this Agreement by the other, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Each of the Parties hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by it, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other Parties under this Agreement.

15.13	No Contra Proferentem

Unless otherwise expressly defined in this Agreement, the words used in this Agreement bear their natural meaning. The parties have had equal opportunity to take legal advice and the contra proferentem rule does not apply to the interpretation of this Agreement. Save as otherwise provided in this Agreement, each party shall be responsible for and shall bear all its own fees and expenses with respect to the preparation and negotiation of this Agreement.

15.14	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or electronic form, and the Parties adopt any signatures received by means of electronic communication as original signatures of the Parties.

15.15	Announcements

The Parties acknowledge that as a wholly owned subsidiary of a public company, Security Matters (and upon completion of this Agreement, the Company) may be required to participate in the filing of immediate or other public announcements. If required by law only, the Company and its Shareholders consent to be named in each such announcement and to create and follow policies regarding announcement to ensure compliance with all applicable law and prevent insiders trading.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as the date first written above.

SECURITY MATTERS LTD.

By:	/s/ Haggai Alon
Name: Haggai Alon
Title: CEO

By:
Name:
Title:

TRIFECTA INDUSTRIES LTD.

By:	/s/ Aaron Ariel
Name:	Aaron Ariel
Title:	Director

By:
Name:
Title:

[NEWCO]

By:
Name:
Title:

By:
Name:
Title: